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                                   Exhibit 2
                           CONFIDENTIALITY AGREEMENT


                               [NOBEL LETTERHEAD]


                               As of May 8, 1998


Knowledge Universe, L.L.C.
844 Moraga Drive
Los Angeles, CA 90049
Attn: Mr. Ron Packard

Gentlemen and Mesdames:

     In the course of the discussions and negotiations between you and Nobel Education Dynamics, Inc. ("Nobel") relating to a possible transaction between you and Nobel, Nobel and its agents are disclosing to you and are expected to continue to disclose, orally and in documents, certain confidential information relating to Nobel's and its subsidiaries' businesses and operations and have previously disclosed certain projections and a five-year plan (collectively, "Evaluation Material").

     As consideration for Nobel's providing you with copies of and access to Evaluation Material, intending to be legally bound, you agree with Nobel as follows:

     1. You will hold the Evaluation Material in strict confidence and not communicate the Evaluation Material to any other person or entity; provided, however, that any of such Evaluation Material may be disclosed to any of your representatives, employees, consultants and affiliates (collectively, "Agents") to the extent such persons or entities need to know such Evaluation Material for the sole purpose of the Permitted Use (defined below) if, prior to such access, such Agent (i) is advised by you of the terms of this Agreement and
(ii) agrees to be bound by the provisions hereof; provided further that in no event will any of the Evaluation Material be disclosed to Children's Discovery Centers of America, Inc. ("CDC") or any of its employees (other than Ronald Packard, Thomas Kalinske, Deborah Bond-Upson and Tim DeRoche (all of whom are also employees of Knowledge Universe, L.L.C.)).

     2. You represent and agree that all Evaluation Material will be used solely for the limited purpose of enabling you to investigate and evaluate the business and financial condition of Nobel and/or its properties in connection with the possible transaction you have discussed with Nobel (the "Permitted Use"). Further, you are aware, and you will advise your Agents, of the restrictions imposed by Federal securities laws on the purchase or sale of securities by any person
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who has received material, non-public information from the issuer of such securities. You recognize your responsibility for compliance with Federal securities laws in connection with the foregoing. Without Nobel's consent, neither you nor your affiliates will purchase Nobel securities for a period of six months following the date hereof if as a result of such purchase you and your affiliates would own Nobel securities having the right to cast more than 50% of the total number of votes entitled to be cast by all shares of capital stock of Nobel entitled to vote generally in elections of directors.

     3. You acknowledge that all Evaluation Material which is not otherwise publicly available or known to a knowledgeable person in the industry constitutes trade secrets or confidential business information that are proprietary to Nobel. Notwithstanding the foregoing, the term "Evaluation Material" shall not include any information which (i) is generally available to the public or known to a knowledgeable person in the industry as of the date of this Agreement, (ii) becomes generally available to the public or known to a knowledgeable person in the industry after the date of this Agreement, provided that such public disclosure or knowledge did not result, directly or indirectly, from any act, omission or fault of you or any of your Agents (as defined below) with respect to such information, or (iii) is or becomes available to you on a non-confidential basis from a source other than Nobel or its agents, provided that such source is not to your knowledge bound to Nobel or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

     4. You and your Agents will take all reasonable steps, including labeling the Evaluation Material "Confidential" and segregating the Evaluation Material, to insure that none of the Evaluation Material is inadvertently disclosed to anyone.

     5. Except as required by law, you and Nobel will not disclose to any other person or entity (i) the fact that the Evaluation Material has been disclosed to you and your Agents or (ii) the circumstances under which the Evaluation Material has been disclosed to you and your Agents. Except as required by law, neither you nor your Agents nor Nobel will make any public announcement or issue any press release or other publicity or confirm any statements by any third party concerning your expression of interest in engaging in a transaction with Nobel, the discussions relevant thereto, or any other matters in connection therewith, and you will direct your Agents not to take any such action.

     6. In the event that either you or any of your Agents to whom you transmit the Evaluation Material receives a request or order to disclose all or part of the Evaluation Material, or to take any other action prohibited by this Agreement, pursuant to a valid and effective subpoena, civil investigative or discovery demand, interrogatories, request for information or production of documents, order of a court of competent jurisdiction or governmental entity or similar process, you will promptly notify Nobel in writing of the existence, terms and circumstances surrounding such request or order, so that Nobel may seek a protective order or
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other appropriate remedy or waive compliance with this Agreement as to the
Evaluation Material. If such protective order or other remedy is not timely obtained, or if Nobel waives compliance with the provisions hereof, you or your Agents, as the case may be, will furnish only that portion of the Evaluation Material or take only such action as is legally required (in the written opinion of counsel) (and by doing so you will not be in breach of this Agreement) and will exercise reasonable efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded the Evaluation Material.

     7. For a period commencing on the date hereof and ending on the date nine months following the date hereof, neither you nor any of your affiliates, will knowingly, directly or indirectly, employ or solicit for employment any officer, director or senior management employee of the Company (including the Company's "executive directors") or any of its subsidiaries or divisions with whom you first had contact or who first became personally known to you in connection with your consideration of a possible transaction with Nobel; provided that the foregoing restriction shall not apply to (x) general solicitations to hire through the use of advertising or (y) except in the case of prospective employment by you or CDC, any solicitation made by any of your agents or representatives that did not have access to the Evaluation Material and were not aware of the possible transaction between you and us. Notwithstanding any other provision of this Agreement, you may advise CDC management that you are considering a possible transaction with Nobel and inform them of the restrictions in this paragraph 7.

     8. This Agreement shall expressly survive termination of all discussions and negotiations between yourself and Nobel relating to the possible transaction. Upon termination of such discussions and negotiations, you and your Agents at Nobel's request, will promptly destroy or return every document or other tangible source of Evaluation Material which has been received from Nobel or its Agents and will not retain any copies thereof or extracts or notations therefrom.

     9. You will indemnify and hold harmless Nobel from and against any and all reasonable attorneys' fees incurred as a result of your breach of this Agreement. (This right shall be in addition to, and not in limitation of, any other rights and remedies which Nobel may have.)

     10. You agree that the damages suffered by Nobel by a breach of this Agreement would be immediate and irreparable and that monetary damages would not provide an adequate remedy for such breach. Accordingly, in the event of any such breach, Nobel shall, in addition to any other rights and remedies it may have, be entitled to preliminary and permanent injunctive relief.

     11. You acknowledge that, except as may otherwise be agreed in writing, no representation or warranty is made as to the accuracy or completeness of the Evaluation Material, and Nobel shall not have any liability to you herein as a result of the use of such information.

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     12.  Except as specifically provided herein, this Agreement shall not create or impose any obligation or liability of any nature on the parties hereto. The entering into of this Agreement and the exchange of Evaluation Information shall under no circumstances impose upon any party any obligation to pursue any negotiations with the other with respect to any transaction between the parties, and each party may terminate any negotiations at any time for any reason or for no reason.

     13. If at any time subsequent to the date hereof, any provisions of this Agreement are held by a court of competent jurisdiction to be illegal, void or unenforceable, such action shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

     14. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and may not be amended except in writing.

     15.  This Agreement will terminate eighteen months after the date hereof.

     16. This Agreement will supersede and replace any prior Confidentiality Agreement(s) relating to Nobel with you and/or any of your affiliates, other than the letter dated May 14, 1998 between Nobel and Children's Discovery Centers of America.

     If you are in agreement with the foregoing, please sign and return one copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.


                                        Yours very truly,

                                        NOBEL EDUCATION DYNAMICS, INC.


                                        By: /s/  A. J. CLEGG
                                            ------------------------
                                            A. J. Clegg, Chairman

AGREED AND ACCEPTED:

KNOWLEDGE UNIVERSE, L.L.C.


By: /s/  RONALD J. PACKARD
    --------------------------
    Name:  Ronald J. Packard
    Title: Vice President

Signed: June 1, 1998